Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(480) 624-4200
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman
The Miller Group
Investor Relations for the Company
(602) 225-0504
ctgi@themillergroup.net

CAPITAL TITLE GROUP DELIVERS STRONG OPERATING RESULTS

FOR SECOND QUARTER

Scottsdale, AZ – July 27, 2004 — Capital Title Group, Inc. (NASDAQ: CTGI) a national provider of transaction services to the real estate and mortgage lending industries serving as a title agency, title insurance underwriter and source for real estate-related services, reported today revenue for the second quarter ended June 30, 2004 was $79.5 million up 16% over revenue of $68.3 million for the same period in 2003. For the six-month period ended June 30, 2004, revenue increased to $131.1 million, up 5% over the same period ended June 30, 2003 when revenue was $124.8 million. The increase in revenue is primarily attributed to the additional operations obtained from the strategic acquisition of Nationwide Appraisal Services in May 2004 and a continued favorable real estate environment where the company experienced a shift toward more residential resale orders that typically result in higher revenue per order than refinance orders.

Net income available for common shares was $5.2 million or $.23 per diluted share for the three-month period ended June 30, 2004 and $5.4 million or $.26 per diluted share for the six-month period ended June 30, 2004.

“We are very pleased with our performance for the second quarter of 2004. The quarter was particularly rewarding as the refinance market was substantially below the level for the same period in 2003. However, we benefited from a good overall real estate market and the strength in our core market of resale transactions. The 16% increase in revenue we posted reflects the underlying strategic directions we are taking as a national company,” stated Donald R. Head, chairman, president and chief executive officer of Capital Title Group. “Our management teams have factored into account the interest rate environment for the next two quarters and will monitor staffing requirements associated with our volume of business. We anticipate the integration of our recent acquisitions to bode well for operating results for the balance of the year. Our management team and employees are committed to increasing shareholder value by building a profitable national company.”

more…

Capital Title Group Delivers Strong Operating Results for Second Quarter

July 27, 2004

Continuing Head stated, “We have successfully integrated the operations of Nationwide Appraisal Services, and with that integration incurred costs we do not anticipate will reoccur, thus we look for Nationwide’s business to provide us with increased margins as those operations mature.”

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. through its subsidiaries offers services throughout the United States for title insurance, appraisal and valuation services, and other related services to residential and commercial customers in the real estate and mortgage lending industries. Subsidiary companies include - Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada, CTG Real Estate Information Services, Nationwide Appraisal Services, DPSI, Inc. and AdvantageWare – with strategically located offices in Arizona, California, Nevada, Pennsylvania and Texas. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company. The combined companies have in excess of 2,100 employees.

Visit our web sites for more information on the Company and it subsidiaries:
www.capitaltitlegroup.com	www.newcenturytitle.com	www.capitaltitle.com
www.unitedtitle.com	www.firstcal.com	www.landtitlenv.com
www.awiware.com	www.nascopgh.com	www.dpsi-corp.com
www.nac1031.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

FINANCIAL TABLE FOLLOWS:

Capital Title Group Delivers Strong Operating Results for Second Quarter

July 27, 2004

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenue	$79,538	$68,302	$131,085	$124,824
Expenses	70,286	58,580	120,828	109,576

Income before income taxes	9,252	9,722	10,257	15,248
Income tax expense	3,746	3,844	4,154	6,002

Net income	5,506	5,878	6,103	9,246
Dividends on preferred stock	350	349	699	695

Earnings attributable to common stocks	$5,156	$5,529	$5,404	$8,551

Net Income per common share:
Basic	$0.25	$0.31	$0.28	$0.47
Diluted	$0.23	$0.28	$0.26	$0.44
Weighted average number of common shares outstanding
Basic	20,427,973	18,064,419	19,398,878	18,018,314
Diluted	21,971,628	19,680,926	21,112,636	19,344,205

# # #